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                                                       Exhibit 11

                         ALPHARMA INC.
            Computation of Earnings per Common Share
                   Primary and Fully Diluted
       (Dollars in thousands, except for per share data)

                                                  Three Months Ended
                                                      March 31,
                                                  1997         1996
Computation for Statement of Income

  Primary earnings per share:

  Net income                                $     2,260   $     4,777

  Average  common shares outstanding         21,766,000    21,686,000

  Additions:
     Dilutive effect of outstanding
 warrants determined by treasury
 stock method                                                 532,000
     Dilutive effect of outstanding
      options determined by treasury
      stock method                               15,000       187,248

                                             21,781,000    22,405,248

Earnings per common share - Primary               $0.10         $0.21

  Fully diluted earnings per share:

      Net income                            $     2,260      $ 4,777

   Average  common shares outstanding         21,766,000  21,686,000
  Additions:
     Dilutive effect of outstanding
 warrants determined by treasury
 stock method                                                532,000
     Dilutive effect of outstanding
      options determined by treasury
      stock method                               17,000       187,248
                                             21,783,000    22,405,248

  Earnings per common share - Fully diluted       $0.10         $0.21